CONSENT OF DANIEL SAINT DON

September 7, 2021

To: United States Securities and Exchange Commission (the "SEC")

Re: Great Panther Mining Ltd. (the "Company") Registration Statement on Form F-10 (including any amendments thereto, the "Registration Statement")

I hereby consent to the use of my name in the Registration Statement in connection with my preparation of the following technical report (the "Technical Report"):

  Technical Report entitled "NI 43-101 Technical Report Summarizing the Preliminary Economic Assessment of the Coricancha Mine Complex" dated July 13, 2018, with an effective date of July 13, 2018.

In addition, I consent to the description and incorporation by reference of the information contained in the Technical Report in the Registration Statement.

This consent extends to any amendments to the Registration Statement, including any post-effective amendments referencing the Coricancha Technical Report.

Yours truly,

/s/ Daniel Saint Don

Daniel Saint Don, P.Eng.